Exhibit 99.2

For Immediate Release:

Media:	Kerry Iseman GCI Healthcare (Media) 212-886-3171
Financial Community:	Steve Dance 510 789-4304

LOSS OF SANGCYA® US REVENUES NOT EXPECTED TO HAVE A MATERIAL IMPACT ON FUTURE EARNINGS

Fremont, Calif.- July 10, 2000 - SangStat, The Transplant Company®, (Nasdaq: SANG) reaffirmed today its commitment to the transplant and immunosuppressive markets. This announcement is made in conjunction with a separate release issued today by the Company announcing that it had withdrawn SangCya (Cyclosporine Oral Solution [MODIFIED] 100mg/mL), its liquid cyclosporine product from the US market. SangCya's US revenues account for less than 4% of total year to date revenues for the company, with modest growth expectations prior to withdrawal. Importantly, this recall does not impact SangStat's main growth drivers including its other marketed products in the US and Europe and revenues from The Transplant Pharmacy®. Consequently, on a going forward basis, the company does not expect the discontinuation of SangCya to have a material effect on future earnings and cash flow.

SangStat will report a one-time charge associated with the recall in conjunction with the second quarter earnings call. The total one-time charge is expected to be between $0.60 and $0.70 per share. The major portion of the reserve is a non-cash charge since it relates to inventory that has already been paid for.

SangStat will report its second quarter earnings on August 8th and expects to report earnings per share and revenues, which, outside the one time charge, are within the range of analysts' expectations. SangStat expects a loss per share of $0.41 to $0.44 on net revenues of $19.5 to $20.5 million.

"With its transplant products franchise, SangStat remains the world-leader in acute care transplantation for the treatment of graft rejection and a growing player in chronic care," said Jean-Jacques Bienaimé President and CEO. "SangStat's growth in transplantation remains on track and we still expect to meet our revenue and earnings goals for the coming quarters."

SangStat, The Transplant Company®

SangStat, The Transplant Company® , is a global bio-pharmaceutical company applying a disease management approach to improving the outcome of organ, bone marrow, and stem cell transplantation. Since 1988, we have built a family of products and services to address the pre-transplant, acute care and chronic phases of transplant in the worldwide market. SangStat's The Transplant Pharmacy® is a dedicated mail order pharmacy that provides direct drug distribution and patient-focused management services. TransplantRx.com was introduced in 1999 as an on-line component and one-stop- shop providing e-commerce, content, and community for transplant recipients and providers.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) expectations with respect to its future revenues, earnings, cash flow and growth, (2) expectations with respect to SangCya and Gengraf, (3) commitments, intents and goals, and (4) potential future sales and product development. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. In addition, competitive pressures, manufacturing or supply interruptions, regulatory matters, marketing or pricing actions, other generic competition, reimbursement practices of third party payors, product liability claims or other factors could adversely impact sales of the products; and there can be no assurance that any product candidate under development will be safe, effective or capable of being manufactured in commercial quantities at an economical cost, or that any product will not infringe the proprietary rights of others or will achieve market acceptance. Other factors that could cause actual results to differ materially include, without limitation, the expenses associated with and uncertainty related to the patent infringement lawsuit filed against SangStat and various regulatory agencies by Novartis with respect to SangCya oral solution. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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You can find full copies of the prescribing information for SangCya and Thymoglobulin and copies of our latest press releases on the web at www.sangstat.com.